Exhibit 10.13
LEASE AGREEMENT
By and Between
Chambersburg Business Park, LP,
a Delaware limited partnership,
as Landlord
and
TST/Impreso, Inc.,
a Delaware corporation,
as Tenant

TABLE OF CONTENTS
FOR
LEASE

Exhibit A	Site Plan
Exhibit B	Work Letter for Initial Improvements of the Premises
Exhibit B-1	Contract for Roof Repairs
Exhibit B-2	Contract for Air Systems
Exhibit B-3	Contract for Asbetos Abatement

LEASE AGREEMENT
     THIS LEASE AGREEMENT (“Lease”), dated as of August 15, 2003 (“Effective Date”), is made by and between Chambersburg Business Park, LP, a Delaware limited partnership (“Landlord”), and TST/Impreso Inc., a Delaware corporation (“Tenant”).
WITNESSETH
1. PROPERTY.
    1.1 Property. Landlord owns that certain real property improved with one or more buildings (the “Building”) located at 1002 Wayne Avenue, Borough of Chambersburg, Franklin County, Pennsylvania (collectively, the “Property”). Landlord, for and in consideration of the rents, covenants, agreements, and stipulations contained herein, to be paid, kept and performed by Tenant, leases and rents the Property to Tenant, and Tenant hereby leases and takes from Landlord the Property upon the terms and conditions contained herein.
    1.2 Premises means 414,000 rentable square feet of the Building, as verified by Landlord and Tenant’s respective agents, and as outlined on the site plan attached as Exhibit “A”, to which Landlord and Tenant conclusively agree for all purposes of this Lease.
2. TERM.
    2.1 Term. The term of the Lease shall be for thirteen (13) years beginning on the Commencement Date (the “Term”), unless extended or sooner terminated pursuant to the terms of this Lease. The term “Lease Year” as used herein shall mean any 365-consecutive-day period beginning on the Commencement Date or any anniversary thereafter.
    2.2 Commencement Date. The term “Commencement Date” as used herein shall mean the date Landlord completes the Asbestos Abatement of the Property, as defined and described in Exhibit “B”. Tenant shall be entitled to occupy the Premises after full execution of this Lease but before the Commencement Date, in which event all obligations of this Lease, other than the obligation to pay Base Rent, shall apply. Landlord shall give Tenant written notice when Landlord completes the Asbestos Abatement to confirm the Commencement Date. Tenant shall be entitled to obtain a certificate from an asbestos remediation company reasonably acceptable to Landlord (“Asbestos Certificate”) confirming that all asbestos has been removed from the Premises in accordance with Exhibit “B”. If Tenant elects to obtain an Asbestos Certificate, Landlord shall give Tenant notice of the anticipated completion date of the Asbestos Abatement to allow Tenant to promptly schedule its remediation contractor to inspect the Premises. Although the Commencement Date shall occur when the Asbestos Abatement is completed by Landlord, Base Rent shall be suspended until Tenant obtains the Asbestos Certificate but shall be due and payable retroactively to the date the Asbestos Abatement was actually completed by Landlord.

3. RENT
    3.1 Payment of Rent. Rent shall be due and payable in lawful money of the United States in advance on the twenty-fifth (25th) day of each month preceding the month that Rent is due and payable, commencing on the twenty-fifth (25th) day of the month immediately following the Commencement Date, and continuing each month thereafter of the Term, and any extension term. Tenant shall pay to Landlord as base rent (“Base Rent”) for the Property, without notice or demand and without abatement, deduction, offset or set off, the amounts set forth below. Upon the Effective Date, Tenant shall pay the first month’s Base Rent and any other charges. Rent shall be pro rated daily for periods less than one month.

LEASE YEAR	MONTHLY BASE RENT	ANNUAL BASE RENT
1—5	$60,292.50	$723,510.00
6—10	$65,167.50	$782,010.00
11—13	$70,530.00	$846,360.00
*14—15	$78,366.67	$940,400.00
*16—20	$84,920.83	$1,019,050.00

* if Tenant properly exercises the Option to Extend the Lease Term as set forth in Paragraph 35 below.
    3.2 Place of Payment. All payments under this Lease to be made by Tenant to Landlord shall be made payable to, and mailed or personally delivered to Landlord at the following address or such other address(es) which Landlord may notify Tenant from time to time: One West Avenue, Larchmont, New York 10538.
    3.3 Late Payment. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent (defined below) pursuant to this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if any installment of Rent or other payment under this Lease is not received by Landlord, on or before the fifth (5th) day of the month in which such Rent or other payment is due, Tenant shall pay a late charge equal to the amount Landlord is charged for late payments under its mortgage documents pertaining to this Property (currently, five percent (5%) of such overdue amounts). Tenant shall also be responsible for a service fee equal to Fifty Dollars ($50.00) for any check returned for insufficient funds together with such other costs and expenses as may be imposed by Landlord’s bank. The payment to and acceptance by Landlord of such late charge shall in no event constitute a waiver by Landlord of Tenant’s default with respect to such overdue amounts, nor prevent Landlord from exercising any of the other rights and remedies granted at law or in equity or pursuant to this Lease.
    3.4 Rent. The term “Rent” or “rent” shall mean the total of all sums due to Landlord from Tenant hereunder, including, but not limited to, Base Rent, Project Expenses and all other fees and charges owed to Landlord as well as all damages, costs, expenses, and sums that Landlord may suffer or incur, or that may become due, by reason of any default of Tenant or failure by Tenant to comply with the terms and conditions of this Lease, and, in the event of nonpayment, Landlord shall have all the rights and remedies as herein provided for failure to pay Rent.
4. OPERATING LEASE.
     In addition to the payment of Base Rent, Tenant shall be directly responsible for the payment of any and all Project Expenses (defined in Paragraph 5.1) and all Utilities (defined in Paragraph 8) with respect to the Property, and Landlord shall have no obligations of any nature with respect to the Property, except as otherwise specifically provided in this Lease. Notwithstanding any other provision of this Lease to the contrary, Tenant shall be responsible for all repair, maintenance, replacement and construction with respect to the Property and, upon expiration of the Term, Tenant shall surrender the Property to Landlord in substantially the same condition as it exists as of the date hereof, reasonable wear and tear excepted, and in accordance with Paragraph 21.
5. PROJECT MAINTENANCE AND EXPENSES.
    5.1 Definitions. Tenant shall be responsible for both the performance of and payment of costs associated with all of the following:
         5.1.1 For purposes of this Lease, the term “Property Expenses” shall include the aggregate amount of the total costs and expenses connected with or related to (i) the operation, repair and maintenance of the Property, including, without limitation, electricity, gas, water, sewer and other utilities, trash removal, security, snow plowing, landscaping, mowing and weed removal, sweeping and janitorial services, electrical, plumbing, sprinkler and HVAC repair and maintenance, alarm and sprinkler system testing, maintenance and repair, (ii) the maintenance repair, resurfacing and restriping of all parking areas, loading and unloading areas, trash areas, roadways, driveways, walkways, (iii) maintaining the signage, (iv) painting of the Building and Property, (v) fence and gate repair and maintenance, (vi) the repair and replacement of all lighting facilities, (vii) the repair, replacement and maintenance of all roofs, foundations and the structural soundness of the foundation and walls of the Building, except as specifically set forth herein, and (viii) the repair and maintenance of all equipment, facilities and components related to the Property, including but not limited to fixtures, walls (interior), finish work, ceilings, floors, utility connections and facilities, windows, glass, doors, and plate glass, downspouts, gutters, truck doors, dock levelers, bumpers, seals and enclosures, and termite and pest extermination. Tenant shall, in keeping the Property in good working order, condition and repair, exercise and perform good maintenance practices. Except for the Initial Improvements as set forth on Exhibit “B”, Tenant’s obligations shall include restorations, replacements or renewals when necessary to keep the Property and all improvements thereon or a part thereof in good order, condition and state of repair. Tenant agrees to return the Property to Landlord at the expiration, or prior to termination of this Lease, in as good condition and repair as when first received, normal wear and tear excepted, in accordance with Paragraph 21.
          5.1.2 For purposes of this Lease, the term “Insurance Expenses” shall include the aggregate amount of the cost of fire, extended coverage, sprinkler, comprehensive public liability, property damage, earthquake and other insurance obtained by Landlord in connection with the Property, including insurance required pursuant to Paragraph 12 hereof, and the deductible portion of any insured loss otherwise covered by such insurance.
          5.1.3 For purposes of this Lease, the term “Taxes” shall include all taxes, assessments and charges levied upon or with respect to the Property or any personal property of Landlord used in the operation thereof, or Landlord’s interest in the Property or such personal property. Additionally, Taxes shall include, without limitation, all general real property taxes and general and special assessments, occupancy taxes, commercial rental taxes, charges, fees or assessments for transit, housing, police, fire or other governmental services or purported benefits to the Property, service payments in lieu of taxes, and any tax, fee or excise on the act of entering into any lease for space in the Property, or on the use or occupancy of the Property or any part thereof, or on the rent payable under any lease or in connection with the business of renting space in the Property that are now or hereafter levied or assessed against Landlord by the United States of America, the state in which the Property is located, or any political subdivision, public corporation, district or other political or public entity, whether due to increased rate and/or valuation, additional improvements, change of ownership, or any other events or circumstances, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for or as an addition to, as a whole or in part, any other Taxes whether or not now customary or in the contemplation of the parties on the date of this Lease. Taxes shall not include franchise, transfer, inheritance or capital stock taxes or income taxes measured by the net income of Landlord from all sources unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for or as an addition to, as a whole or in part, any other tax that would otherwise constitute a Tax. Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Taxes. If any Taxes are specially assessed by reason of the occupancy or activities of one or more tenants and not the occupancy or activities of the Tenants as a whole, such Taxes shall be allocated by Landlord to the tenant or tenants whose occupancy or activities brought about such assessment. All payments with respect to Taxes shall be made by Tenant to the appropriate taxing authority at least ten (10) days prior to any delinquency date. Tenant shall promptly furnish Landlord with satisfactory evidence that all Taxes have been paid in a complete and timely manner. Tenant shall have the right to contest any Taxes at Tenant’s expense. Landlord will cooperate with Tenant in disputing such Taxes which will include, without limitation, allowing Tenant to appear on behalf of Landlord to contest the Taxes.
     5.2 Project Expenses. The Property Expenses, Insurance Expenses and Taxes shall collectively be referred to herein as the “Project Expenses,” all of which shall be paid directly by Tenant. If required by Landlord’s lender, Tenant shall pay Taxes directly to Landlord or Landlord’s lender as part of Rent. Tenant shall be entitled to pay Insurance Expenses directly and change insurance carriers as set forth in Paragraph 12.1. Notwithstanding the foregoing, Tenant’s obligation to pay the premium for Landlord’s commercial liability insurance policy as set forth in Paragraph 12.1 shall be limited for the first five (5) years of the Lease Term to $3,200.00 per year, with annual increases allowed in an amount not to exceed the cost of living increases determined for the area in which the Property is located. There shall be no such limit for the balance of the Lease Term.

6. PERMITTED USE.
Tenant shall use and occupy the Premises throughout the Term of the Lease for warehousing, storage, light manufacturing, distribution and any other lawful uses associated with their business. In particular, no use shall be made or permitted to be made of the Property, nor acts done that could cause a cancellation of any insurance policy covering the Property, or any part thereof. In the operation of its permitted use of the Building, Tenant shall comply with all laws, ordinances, rules, regulations and codes of all municipal, county, state and federal authorities pertaining to the Property. Tenant shall not commit, or suffer to be committed, any waste upon the Property or any public or private nuisance.
7. ENVIRONMENTAL COMPLIANCE\HAZARDOUS MATERIALS.
     7.1 Definitions. “Hazardous Materials” shall mean any (i) material, substance or waste that is or has the characteristic of being hazardous, toxic, ignitable, reactive, flammable, explosive, radioactive, mutagenic or corrosive, including, without limitation, petroleum, or any petroleum derivative, solvents, heavy metals, acids, pesticides, paints, printing ink, PCBs, asbestos, materials commonly known to cause cancer or reproductive problems and those materials, substances and/or wastes, including wastes which are or later become regulated by any local governmental authority, the state in which the Premises are located or the United States Government, including, but not limited to, substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “hazardous wastes” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ‘9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ‘1801, et seq.; the Resource Conservation and Recovery Act; all environmental laws of the state where the Property is located, and any other environmental law, regulation or ordinance now existing or hereinafter enacted, (ii) any other substance or matter which results in liability to any person or entity from exposure to such substance or matter under any statutory or common law theory, and (iii) any substance or matter which is in excess of relevant and appropriate levels set forth in any applicable federal, state or local law or regulation pertaining to any hazardous or toxic substance, material or waste, or for which any applicable federal, state or local agency orders or otherwise requires removal, remediation or treatment. “Hazardous Materials Laws” shall mean all present and future federal, state and local laws, ordinances and regulations, prudent industry practices, requirements of governmental entities and manufacturer’s instructions relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any Hazardous Materials, including without limitation the laws, regulations and ordinances referred to in the preceding sentence.
     7.2. Use of Premises by Tenant. Except for common cleaning solutions, lubricants and fuels used by Tenant in its ordinary operations, so long as the same are stored in appropriate containers in compliance with all Hazardous Materials Laws, Tenant hereby agrees that Tenant and Tenant’s officers, employees, representatives, agents, consultants, contractors, subcontractors, successors, assigns, subtenants, concessionaires, invitees and any other occupants of the Premises (for purposes of this Paragraph 8, referred to collectively herein as “Tenant Representatives”) shall not cause or permit any Hazardous Materials to be used, generated, manufactured, refined, produced, processed, stored or disposed of, on, under or about the

Premises or the Property or transport to or from the Premises or the Property without the express prior written consent of Landlord. Landlord may, in its sole discretion, place such conditions as Landlord deems appropriate with respect to such Hazardous Materials, including without limitation, rules, regulations and safeguards as may be required by any insurance carrier, environmental consultant or lender of Landlord, or environmental consultant retained by any lender of Landlord, and may further require that Tenant demonstrates to Landlord that such Hazardous Materials are necessary or useful to Tenant’s business and will be generated, stored, used and disposed of in a manner that complies with all Hazardous Materials Laws regulating such Hazardous Materials and with good business practices. Tenant understands that Landlord may utilize an environmental consultant to assist in determining conditions of approval and monitoring in connection with the presence, storage, generation or use of Hazardous Materials on or about the Premises by Tenant, and Tenant agrees that any costs reasonably incurred by Landlord in connection with any such environmental consultant’s services shall be reimbursed by Tenant to Landlord as additional rent upon demand. Unless approved in writing by Landlord, Tenant shall not be entitled to utilize any Hazardous Materials in the Premises. In connection therewith, Tenant shall at its own expense procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for the storage or use by Tenant or any of Tenant’s Representatives of Hazardous Materials on the Premises or the Property, including without limitation, discharge of (appropriately treated) materials or wastes into or through any sanitary sewer serving the Premises or the Property with all required permits.
     7.3. Remediation. If at any time during the Lease Term any contamination of the Premises or the Property by Hazardous Materials shall occur where such contamination is caused by the act or omission of Tenant or Tenant’s Representatives (“Tenant’s Contamination”), then Tenant, at Tenant’s sole cost and expense, shall promptly and diligently remove such Hazardous Materials from the Premises, the Property or the groundwater underlying the Premises or the Property to the extent required to comply with applicable Hazardous Materials Laws to restore the Premises or the Property to the same or better condition which existed before the Tenant’s Contamination. Tenant shall not take any required remedial action in response to any Tenant’s Contamination in or about the Premises or the Property, or enter into any settlement agreement, consent, decree or other compromise in respect to any claims relating to any Tenant’s Contamination without first obtaining the prior written consent of Landlord, which may be subject to conditions imposed by Landlord as determined in Landlord’s sole discretion, provided, however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Premises or the Property (i) poses an immediate threat to the health, safety or welfare of any individual or (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord’s consent before taking such action. Tenant and Landlord shall jointly prepare a remediation plan in compliance with all Hazardous Materials Laws and the provisions of this Lease. In addition to all other rights and remedies of the Landlord hereunder, if Tenant does not promptly and diligently take all steps to prepare and obtain all necessary approvals of a remediation plan for any Tenant’s Contamination, and thereafter commence the required remediation of any Hazardous Materials released or discharged in connection with Tenant’s Contamination within thirty (30) days after all necessary approvals and consents have been obtained and thereafter continue to prosecute such remediation to completion in accordance with an approved remediation plan, then Landlord, at its sole discretion, shall have the right, but not the obligation, to cause such remediation to be accomplished, and Tenant shall reimburse Landlord within fifteen (15) business days of Landlord’s demand for reimbursement of all amounts reasonably paid by Landlord (together with interest on such amounts at the highest lawful rate until paid), when such demand is accompanied by reasonable proof of payment by Landlord of the amounts demanded. Tenant shall promptly deliver to Landlord, legible copies of hazardous waste manifests reflecting the legal and proper disposal of all Hazardous Materials removed from the Premises or the Property as part of Tenant’s remediation of any Tenant’s Contamination.
     7.4. Disposition of Hazardous Materials. Except as discharged into the sanitary sewer in strict accordance and conformity with Paragraph 8.2 herein and all applicable Hazardous Materials Laws, if Tenant causes any and all Hazardous Materials to be removed from the Premises and the Property (including without limitation all Hazardous Materials removed from the Premises as part of the required remediation of Tenant’s Contamination), such removal shall be transported solely by duly licensed haulers to duly licensed facilities for recycling or final disposal of such materials and wastes. Tenant is and shall be deemed to be the “operator” “in charge” of Tenant’s “facility” and the “owner,” as such terms are used in the Hazardous Materials Laws, of all Hazardous Materials and any wastes generated or resulting therefrom. Tenant shall be designated as the “generator,” as such terms are used in the Hazardous Materials Laws, on all manifests relating to such Hazardous Materials or wastes.
     7.5. Notice of Hazardous Materials Matters. Tenant shall immediately notify Landlord in writing of: (i) any enforcement, clean up, removal or other governmental or regulatory action instituted, contemplated or threatened concerning the Premises pursuant to any Hazardous Materials Laws; (ii) any claim made or threatened by any person against the Tenant or the Premises relating to damage contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials on or about the Premises; (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in or removed from the Premises including any complaints, notices, warnings or asserted violations in connection therewith, all upon receipt by Tenant of actual knowledge of any of the foregoing matters; and (iv) any spill, release, discharge or disposal of any Hazardous Materials in, on or under the Premises, the Property, or any portion thereof. Tenant shall also supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, with copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Tenant’s use thereof.
     7.6. Indemnification by Tenant. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect, and hold Landlord, and each of Landlord’s employees, representatives, agents, attorneys, successors and assigns, and its directors, officers, partners, representatives, any lender having a lien on or covering the Premises or any part thereof, and any entity or person named or required to be named as an additional insured in Paragraph 14.2 of this Lease free and harmless from and against any and all claims, actions (including, without limitation, the cost of investigation and testing, consultant’s and attorneys’ fees, remedial and enforcement actions of any kind, administrative (informal or otherwise) or judicial proceedings and orders or judgments arising therefrom), causes of action, liabilities, penalties, forfeitures, damages (including, but not limited to, damages for the loss or restriction or use of rentable space or any amenity of the Premises or the Property, or damages arising from any adverse impact on marketing of space in the Premises or the Property), diminution in the value of the Premises or the Property, fines, injunctive relief, losses or expenses (including, without limitation, reasonable attorneys’ fees and costs) or death of or injury to any person or damage to any property whatsoever, arising from or caused in whole or in part, directly or indirectly by (i) any Tenant’s Contamination, (ii) Tenant’s or Tenant’s Representatives’ failure to comply with any Hazardous Materials Laws with respect to the Premises, or (iii) offsite disposal or transportation of Hazardous Materials on, from, under or about the Premises or the Property by Tenant or Tenant’s Representatives. Tenant’s obligations hereunder shall include without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, clean up or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of the indemnity provisions hereof, any acts or omissions of Tenant, or by employees, agents, assignees, contractors or subcontractors of Tenant or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.
     7.7. Indemnification by Landlord for Pre-Existing Asbestos. Landlord shall indemnify, defend (by counsel reasonably acceptable to Tenant), protect, and hold Tenant, and each of Tenant’s employees, representatives, agents, attorneys, successors and assigns, free and harmless from and against any and all claims, actions, causes of action (including, without limitation, remedial and enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising therefrom), liabilities, penalties, forfeitures, losses or expenses (including, without limitation, reasonable attorneys’ fees and costs) or death of or injury to any person or damage to any property whatsoever, to the extent arising from or caused in whole or in part, directly or indirectly by (i) the presence of any pre-existing friable and non-friable asbestos in the Premises, and (ii) any contamination caused by Landlord in violation of a Hazardous Material Law. Landlord’s obligations hereunder shall include without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, clean up or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith. This indemnity shall be specifically limited to affirmative acts of Landlord, and shall not include the acts or omissions of any other tenants of the Property or other persons.
     7.8. Tenant Certifications. Within ninety (90) days prior to the expiration of the Lease Term, Tenant shall certify to Landlord in writing that, to the best of its knowledge, (i) the Premises is free from all Hazardous Materials caused by Tenant or Tenant’s Representatives, and (ii) no such Hazardous Materials exist on, under or about the Premises other than as specifically identified to Landlord by Tenant in writing. If Landlord reasonably believes that such certification is inaccurate, or if an environmental report is required by law, Landlord shall give notice to Tenant within thirty (30) days after receipt of Tenant’s certification that Tenant shall have the Premises thoroughly inspected by an environmental consultant acceptable to Landlord for purposes of determining whether the Premises is free from all Hazardous Materials. If Landlord fails to timely give such notice, the requirement for an environmental inspection report is not required of Tenant unless such report is otherwise required by Tenant under this Paragraph

8. Landlord’s failure to request an environmental inspection report shall in no way alter, abridge or limit Tenant’s indemnity obligation hereunder. Tenant shall deliver to Landlord a copy of the environmental consultant’s report forty-five (45) days prior to the expiration of the Lease. In the event the report discloses the existence of any Hazardous Materials, requires any clean up or any other form of response (collectively “Clean up”), Tenant shall perform such immediately and deliver the Premises with the conditions specified in the report “cleaned up”, to the full satisfaction of Landlord. In the event the conditions specified in the report require Clean up which cannot be completed prior to the expiration of the Lease Term, Tenant shall be obligated to pay Landlord a per diem amount of the hold-over rent in Paragraph 22 below, until Tenant completes Clean up.
     7.9. Exclusivity. The allocations of responsibility between, obligations and liabilities undertaken by, and indemnifications given by Landlord and Tenant under this Paragraph 7, shall be the exclusive provisions under this Lease, applicable to the subject matter treated in this Paragraph 7, and any other conflicting or inconsistent provisions contained in this Lease shall not apply with respect to the subject matter.
     7.10. Compliance with Environmental Laws. Tenant shall at all times and in all respects comply with all Hazardous Materials Laws. All reporting obligations imposed by Hazardous Materials Laws are strictly the responsibility of Tenant to the extent Tenant’s actions or inactions prompt such reporting. Tenant and Landlord have been informed that certain judicial decisions have held that, notwithstanding the specific language of a lease, courts may impose the responsibility for complying with legal requirements and for performing improvements, maintenance and repairs on a landlord or tenant based on the court’s assessment of the parties’ intent in light of certain equitable factors. Tenant and Landlord have each been advised by their respective legal counsel about the provisions of this Lease allocating responsibility for compliance with laws and for performing improvements, maintenance and repairs between Tenant and Landlord. Tenant and Landlord expressly agree that the allocation of responsibility for compliance with laws and for performing improvements, maintenance and repairs set forth in this Lease represents Tenant’s and Landlord’s intent with respect to this issue.
     7.11. Limitation of Liability. Landlord confirms that as of the Effective Date, and to the best of Landlord’s current, actual knowledge, except as disclosed in any report delivered to Tenant prior to the Effective Date, there are no Hazardous Materials located on, in, about or under the Property or the Building in material violation of any applicable Hazardous Materials Laws. In connection with the preceding sentence, Landlord shall have no liability for any claim, cause of action or other liability arising out of or relating to the presence of Hazardous Materials on the Property that exceeds Fifty Thousand Dollars ($50,000.00) in the aggregate, inclusive of, without limitation, reasonable attorneys’ fees, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Materials present in the soil, the Building and the ground water on or under the Building, but excluding the cost of removal or abatement of any asbestos in the Building which is Landlord’s responsibility.
     7.12. Survival and Duration of Obligations. All covenants, representations, warranties, obligations and indemnities made or given under this Paragraph 7 shall survive the expiration or earlier termination of this Lease.
8. UTILITIES.
    Tenant shall pay all service charges, and all initial utility deposits and all fees, for water, electricity, sewage, janitorial, trash removal, gas, telephone, pest control and any other utility services furnished to the Property during the Term of this Lease (“Utilities”). Tenant shall pay for all Utilities in addition to Rent and Project Expenses. Tenant shall cause each of the Utilities to be separately metered or billed and shall be responsible for any fees or deposits required in connection therewith.
9. AS-IS CONDITION.
    Except for the Asbestos Abatement and the Landlord Improvements to be performed by Landlord as set forth in Exhibit “B” attached hereto, Tenant accepts the Property in its present “As-Is”, “Where-Is” and “With-All-Faults” condition and specifically acknowledges that the Premises and the Property are suited for the uses intended by Tenant. Landlord represents and warrants that the Premises contain a sprinkler system that satisfies code requirements for the Premises as of the Commencement Date; receipt of a certificate of occupancy on or about the Commencement Date shall conclusively satisfy this representation and warranty.
10. TENANT’S TAXES AND ASSESSMENTS.
      Tenant covenants and agrees to pay promptly, when due, all personal property taxes or other taxes and assessments levied and assessed by any governmental authority upon the removable property of Tenant in, upon or about the Property.
11. ALTERATION OF PREMISES.
      Tenant shall not alter, repair or change the Property at a cost in excess of $25,000.00 (“Material Alterations”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. All alterations, improvements or changes shall remain a part of and be surrendered with the Property, unless Landlord directs its removal under Paragraph 21 of this Lease.
     11.1 Construction Plans. If Tenant elects to make Material Alterations or improvements as provided in this Paragraph 11, Tenant shall retain an architect, space planner and contractor, all reasonably approved by Landlord to prepare the construction drawings, and engineering consultants to prepare all plans and working drawings and other Tenant work in the Premises (collectively, “Construction Plans”). Tenant shall obtain, at its sole cost and expense, all necessary building permits and certificates of occupancy for the Premises; provided, however, Landlord shall cooperate with Tenant in executing permit applications and performing ministerial acts reasonably necessary to enable Tenant to obtain any such permits or certificates, so long as Landlord shall have no obligation to expend costs associated therewith. All Construction Plans shall comply with Landlord’s reasonable requirements and shall be approved by Landlord prior to the commencement of construction of any tenant improvements or alterations. No changes or alterations to the approved Construction Plans shall be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.
     11.1 Requirements. All alterations shall be constructed in strict compliance with applicable state law provisions, and if applicable, with approved Construction Plans and with all additional requirements propounded by Landlord at the time Landlord approves the Construction Plans. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s agents or anyone employed by any of them (including the Contractors, as defined in Exhibit “B”) arising out of the construction of any alterations. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary to permit Tenant to complete any tenant improvements, and to enable Tenant to obtain any building permit or certificates for the Premises. All of Tenant’s agents, contractors, subcontractors, engineers and the like shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability coverage and property damage insurance, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of any Material Alterations, and such other insurance as Landlord may reasonably require at the time Landlord approves the Construction Plans. Tenant shall be responsible for assuring that all alterations are completed in a lien-free manner. Tenant agrees to give Landlord written notice not less than ten (10) days in advance of the commencement of any construction, alteration, addition, improvement, installation or repair costing in excess of Twenty-five Thousand Dollars ($25,000.00) in order that Landlord may post appropriate notices of Landlord’s non-responsibility. Promptly after the tenant improvements are completed, Tenant shall file an appropriate Notice of Completion.
12. INSURANCE.
     12.1. Landlord’s Insurance. Landlord shall maintain in full force and effect throughout the entire term of this Lease commercial general liability insurance for the Building and common areas and general fire and extended coverage insurance, including vandalism and special form or such other broader coverage as may from time to time be customary on the Building and the common areas and other areas of land within which the Building are located in such amounts determined by Landlord. Copies of all such insurance policies or certificates thereof endorsed to show payment of the premium shall be available for inspection by Tenant and such policies and certificates shall show Landlord and the beneficiary of any mortgage or deed of trust on the Premises to be additional insureds as their interests may exist (or a mortgagee loss payable endorsement). Such insurance may be provided by a blanket insurance policy covering the Premises, so long as the coverage on the Premises is at all times at least as great as required by this Paragraph. The insurance obtained by Landlord under this Paragraph shall constitute an item of “Insurance Expenses” under Paragraph 5.1.2. Landlord shall submit the invoice for insurance to Tenant who shall pay directly and confirm payment to Landlord. If Tenant fails to timely pay any invoice, Landlord may pay the invoice to avoid lapse of coverage and obtain reimbursement from Tenant. Tenant shall be entitled to use an alternate insurance carrier to provide the insurance for Landlord contemplated under this Lease, provided, however, (i) the carrier and the terms and conditions of such coverage are reasonably acceptable to Landlord and Landlord’s lender, and (ii) there is no lapse in coverage.
     12.2. Tenant’s Insurance. Tenant agrees to take out and keep in force during the term hereof, without expense to Landlord, with an insurance company with general policy holder’s rating of not less than B+V, as rated in the most current Best’s Insurance Reports, or other company acceptable to Landlord, the policies of insurance as set forth below. Tenant shall be permitted to obtain the insurance required under this Paragraph 12 by providing a blanket policy of insurance reasonably acceptable to Landlord, so long as the coverage required hereunder is not reduced or diminished and the requirements set forth in this Lease shall otherwise be satisfied by such blanket policy or policies. All such insurance policies shall name Landlord and any property manager of Landlord as additional named insureds.
              12.2.1. Commercial general liability insurance, in the name of Tenant, insuring against any liability for injury to or death of persons resulting from any occurrence in or about the Building and for damage to property in such amounts as may from time to time be customary with respect to similar properties in the same area, but in any event not less than $3,000,000.00 per occurrence. The amounts of such insurance required hereunder shall be adjusted from time to time as requested by Landlord based upon Landlord’s determination as to the amounts of such insurance generally required at such time for comparable premises and buildings in the general geographical area of the Premises. In addition, such policy of insurance shall include the ordinary and usual coverage for any additional liability as coverage for any potential liability arising out of or because of any construction, work of repair or alterations done on or about the Premises by or under the control or direction of Tenant.
             12.2.2 Personal property insurance covering the personal property and trade fixtures of Tenant in an amount equal to the replacement value of the personal property and trade fixtures, as such replacement value may vary from time to time.
             12.2.3 Workers compensation insurance as required by law and employer liability insurance with limits of not less than $1,000,000.00.
     12.3. Certificates of Insurance. All policies of insurance set forth in Paragraph 12.2 above, shall provide that copies of the policies or certificates thereof showing the premium thereon to have been paid, shall be delivered to Landlord prior to the Commencement Date and thereafter fifteen (15) days prior to each renewal date. All such policies shall provide that they shall not be canceled nor coverage reduced by the insurer without first giving at least thirty (30) days prior written notice to Landlord. If Tenant fails to procure and keep in force such insurance, Landlord may procure it, and the cost thereof with interest at the maximum lawful rate shall be payable immediately by Tenant to Landlord as additional rent. Such insurance may be provided by a blanket insurance policy covering the Premises, so long as the coverage on the Premises is at all times at least as great as required by this Paragraph 12.

13. WAIVER, EXCULPATION AND INDEMNITY.
     13.1 Definitions. For purposes of this Paragraph 13, (i) “Tenant Parties” shall mean, singularly and collectively, Tenant and Tenant’s officers, directors, shareholders, partners, members, managers, trustees, agents, employees, and independent contractors as well as to all persons and entities claiming through any of the foregoing persons or entities, and (ii) “Landlord Parties” shall mean singularly and collectively, Landlord and Landlord’s officers, directors, shareholders, partners, members, managers, trustees, agents, employees, and independent contractors as well as to all persons and entities claiming through any of the foregoing persons or entities.
    13.2 Exculpation. Except for Landlord’s obligations with respect to asbestos removal provided in Exhibit “B”, Tenant, on behalf of itself and of all Tenant Parties, and as a material part of the consideration to be rendered to Landlord under this Lease, hereby waives, to the fullest extent permitted by law, all claims against Landlord for loss, theft or damages to goods, wares, merchandise or other property (whether tangible or intangible) in and about the Property, for loss or damage to Tenant’s business or other economic loss (whether direct or consequential), and for the injury or death to any persons in, on or about the Property.
    13.3 Tenant’s Indemnity. Tenant shall to the fullest extent permitted by law, at Tenant’s sole cost and expense, indemnify, defend (by an attorney of Landlord’s choice, reasonably acceptable to Tenant), reimburse, protect and hold harmless Landlord and all Landlord Parties from and against all Claims (as defined below in this Paragraph 13.3) from any cause, arising from or related (directly or indirectly) to this Lease, the tenancy created under this Lease, or the Premises, Tenant’s conducting of its business, any alterations, activities, work or things done, omitted, permitted, allowed or suffered by Tenant or Tenant Parties in, at or about the Premises or Building, including the violation of or failure to comply with any applicable laws, statutes, ordinances, standards, rules, regulations, orders, decrees or judgments in existence on the Commencement Date hereof or enacted, promulgated, or issued after the date of this Lease, any breach of default in performance of any obligation on Tenant’s part to be performed under this Lease, including obligations which survive expiration or earlier termination of this Lease under the terms of this Lease, the acts or omissions or negligence of Tenant or any Tenant Parties or of any invitee, guest or licensee of Tenant in, on or about the Property, relating to their use, possession, or occupancy of the Property or, Tenant’s obligations under this Lease, or to any work done, permitted or contracted for by any of them on or about the Premises. If Landlord shall, without fault on its part, be made a party to any litigation commenced by or against Tenant or any Tenant Parties, Tenant shall pay all costs and reasonable attorney’s fees incurred by such litigation, unless such costs and fees are covered by Landlord’s insurance. For purposes of this Lease, the term “Claims” means any and all claims, losses, costs, damage, expenses, liabilities, liens, actions, causes of action (whether in tort or contract, law or equity, or otherwise), charges, assessments, fines and penalties of any kind (including consultant and expert expenses, court costs and attorney fees actually incurred).
     13.4 Waiver of Subrogation. No party shall have any right or claim against the Landlord by way of subrogation or assignment and Tenant hereby waives and relinquishes any such right. Tenant shall request its insurance carriers to endorse all applicable policies waiving the carrier’s right of recovery under subrogation or otherwise against Landlord and provide a certificate of insurance verifying this waiver.
     13.5 Survival and Duration of Obligations. All representations, warranties, obligations and indemnities made or given under this Paragraph 13 shall survive the expiration or earlier termination of this Lease.
14. CONSTRUCTION LIENS.
      Tenant shall not suffer or permit any construction liens, mechanic’s liens or materialman’s liens to be filed against the Property. Landlord shall have the right at all reasonable times to post and keep posted at the Property, any notices which it deems necessary for protection from such liens. Tenant shall have the right to contest by proper proceedings any such construction liens, mechanic’s liens or materialman’s liens, provided that Tenant shall prosecute such contest diligently and in good faith and such contest shall not expose Landlord to any civil or criminal penalty or liability. Upon Landlord’s demand, Tenant shall furnish Landlord a surety bond or other adequate security satisfactory to Landlord sufficient both to indemnify Landlord against liability and hold the Property free from adverse effect in the event the contest is not successful. If such liens are so filed and Tenant does not properly contest such liens, Landlord, at its election, and upon not less than ten (10) days prior written notice to Tenant, may pay and satisfy same and, in such event the sums so paid by Landlord, with interest thereon at the rate of twelve percent (12%) per annum from the date of payment, and all actual and other expenses, including reasonable attorney’s fees, so paid by Landlord, shall be deemed to be a Property Expense, payable as additional rent, due and payable by the Tenant at once without notice or demand.
15. QUIET ENJOYMENT.
      Landlord covenants and agrees that Tenant, upon making all of Tenant’s payments of Rent as and when due under the Lease, and upon performing, observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, shall peaceably and quietly hold, occupy and enjoy the Property during the Term of this Lease, subject to the terms and provisions of this Lease.
16. LANDLORD’S RIGHT OF ENTRY.
      Landlord and his agents shall have no right to enter the Premises, except in the following circumstances: (i) any emergencies at the Building, (ii) any requests by Landlord’s lender or in order for Landlord to respond to any lender requests, and (iii) in the last six (6) months of the then-current Term upon reasonable notice in order to examine or to show the Building and Premises to prospective tenants or buyers and to place “For Rent” or “For Sale” signs on or about the Property. Upon receipt of reasonable advance notice from Landlord, Tenant may arrange to have a designated representative accompany Landlord in entering the Property. Landlord’s right of reentry shall not be deemed to impose upon Landlord any obligation, responsibility, or liability for the care, supervision or repair of the Property other than as herein provided; provided, however, that Landlord shall use reasonable care to prevent loss or damage to Tenant’s property resulting from Landlord’s entry. Notwithstanding the foregoing, Landlord shall have the right to enter the Property without first giving notice to the Tenant in the event of an emergency where the nature of the emergency will not reasonably permit the giving of notice.
17. DESTRUCTION OF BUILDINGS
      17.1 Partial Destruction. In the event of a partial destruction of the building containing the Premises during the term of this Lease from any cause, Landlord shall forthwith repair the same, provided such repair can reasonably be made within ninety (90) days from the happening of such destruction under applicable laws and regulations. During such period, Tenant shall be entitled to a proportionate reduction of rent to the extent such repairs unreasonably interfere with the business carried on by Tenant in the Premises. If Tenant fails to remove its goods, wares or equipment within a reasonable time and as a result the repair or restoration is delayed, or if such damage or destruction is caused primarily by the negligence or willful act of Tenant, or its employees, invitees or agents, there shall be no reduction in rent during such delay. In the event that such repair cannot reasonably be made within ninety (90) days from the happening of such destruction under applicable laws and regulations, Landlord shall have the right to terminate this Lease by notifying Tenant in writing within sixty (60) days from the happening of such destruction of Landlord’s decision not to repair such building in which event this Lease shall be deemed terminated. If Landlord fails to give such written notice of Landlord’s decision not to repair such building within such sixty (60) days, then Landlord shall be required to commence the repair of the building promptly and thereafter diligently complete the repairs. In addition to the above, in the event that such building is partially destroyed and (i) the cost of repairing such building exceeds thirty-three and one-third percent (33-1/3%) of the replacement cost thereof, or (ii) the damage caused by the partial destruction of such building cannot reasonably be repaired within a period of ninety (90) days from the happening of such damage, Landlord may elect to terminate this Lease, whether or not such building is insured, by written notice to Tenant given within sixty (60) days from the happening of such destruction. If Landlord fails to give such written notice of Landlord’s decision not to repair such building within such sixty (60) days, then Landlord shall be required to repair such building within ninety (90) days from the happening of such destruction, if it can be reasonably repaired in such time, or as soon thereafter as reasonably practical if it cannot reasonably be repaired in such earlier period of time.
      17.2 Total Destruction. A total destruction of the building containing the Premises shall terminate this Lease. A total destruction of such building means the cost of repairing such building exceeds seventy-five percent (75%) of the replacement cost of such building.
18. EMINENT DOMAIN.
      18.1 Definitions. For purposes of this Lease, the word “condemned” is co-extensive with the phrase “right of eminent domain”, that is, the right of the government to take property for public use, and shall include the intention to condemn expressed in writing as well as the filing of any action or proceeding for condemnation.
      18.2 Exercise of Condemnation. If any action or proceeding is commenced for the condemnation of the Property or any portion thereof, or if Landlord is advised in writing by any government (federal, state or local) agency or department or bureau thereof, or any entity or body having the right or power of condemnation, of its intention to condemn all or any portion of the Property at the time thereof, or if the Property or any part or portion thereof be condemned through such action, then and in any of such events Landlord shall promptly notify Tenant and may, without any obligation or liability to Tenant, and without affecting the validity and existence of this Lease other than as hereafter expressly provided, agree to sell and/or convey to the condemnor, without first requiring that any action or proceeding be instituted, or if such action or proceeding shall have been instituted, without requiring any trial or hearing thereof, and Landlord is expressly empowered to stipulate to judgment therein, the part and portion of the Property sought by the condemnor, free from this Lease and the rights of Tenant hereunder; provided, however, Tenant shall have the right to institute proceedings, at its sole cost and expense, to halt any such action and Landlord agrees to reasonably cooperate with Tenant at no cost or expense to Landlord. Tenant shall have no claim against Landlord nor be entitled to any part or portion of the amount that may be paid or awarded as a result of the sale, for the reasons as aforesaid, or condemnation of the Premises or any part or portion thereof, except that Tenant shall be entitled to pursue an action to recover from the condemnor and Landlord shall have no claim thereto for Tenant’s relocation costs, loss of goodwill, for Tenant’s trade fixtures, any removable structures and improvements erected and made by Tenant to or upon the Property or the Building which Tenant is or may be entitled to remove at the expiration of this Lease and Tenant’s leasehold estate hereunder.
     18.3 Effect on Lease. If the entire Property is condemned, this Lease shall terminate as of the earlier of such taking or loss of possession. If only a part of the Property is condemned and taken, then Landlord and Tenant shall cooperate to determine whether the remaining portion thereof significantly interferes with Tenant’s business and use of the Premises, and if so, Tenant shall have the option to terminate this Lease effective as of the earlier of such taking or loss of possession. If by such condemnation and taking only a part of the Property is taken, and the remaining part thereof is in Tenant’s reasonable discretion suitable for the purposes for which Tenant has leased the Property, this Lease shall continue, but the Base Rent shall be reduced in an amount proportionate to the percentage that the floor area of that portion of the Property physically taken by eminent domain bears to the floor area of all the Building located on the Property.
19. BANKRUPTCY.
      If a general assignment is made by Tenant for the benefit of creditors, or any action is taken by or against Tenant under any insolvency or bankruptcy statute or law, or if a receiver is appointed to take possession of all or substantially all of the assets of Tenant (and Tenant fails to terminate such receivership within sixty (60) days after such appointment), or if any action is taken by a creditor of Tenant under any insolvency or bankruptcy statute or law, and such action is not dismissed or vacated within thirty (30) days after the date of such filing, then this Lease shall terminate at the option of Landlord upon the occurrence of any such contingency and shall expire as fully and completely as if the day of the occurrence of such contingency was the date specified in this Lease for the expiration thereof. In such event, Tenant shall then quit and surrender the Property to Landlord.

20. DEFAULT.
     If Tenant fails to pay any Rent or other sum due hereunder at the time set forth in this Lease, or in the event Tenant fails to perform any other covenant to be performed by Tenant under this Lease and continues to fail to perform the same for a period of thirty (30) days after receipt of written notice from Landlord pertaining thereto (or a reasonable period of time, using due diligence, if any non-monetary default cannot be cured within such thirty (30)-day period, but not to exceed sixty (60) days), then Tenant shall be deemed to have breached this Lease and Landlord, in addition to other rights or remedies it may have, may:
     20.1 Continue this Lease in effect by not terminating Tenant’s right to possession of the Property, and thereby be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover the Rent specified in this Lease as it becomes due under this Lease; or
     20.2 Terminate Tenant’s right to possession of the Property, thereby terminating this Lease, and recover from Tenant:
          20.2.1 The worth at the time of award of the unpaid Rent which had been earned at the time of termination of the Lease;
          20.2.2 The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination of the Lease until the time of award exceeds the amount of rental loss that Tenant proves could have been reasonably avoided;
          20.2.3 The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided; and
          20.2.4 Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease; or
     20.3 In lieu of, or in addition to, bringing an action for any or all of the recoveries described in Paragraph 20.2 above, bring an action to recover and regain possession of the Property in the manner provided by the laws of unlawful detainer then in effect in the state where the Property is located. If Landlord makes any expenditure required of Tenant hereunder, or if Tenant fails to make any payment or expenditure required of Tenant hereunder, such amount shall be payable by Tenant to Landlord as Rent together with interest from the date due at the rate of eighteen percent (18%) per annum, but not to exceed the maximum amount allowed by law, and Landlord shall have the same remedies as on the default in payment of Rent. The payment of interest required hereunder shall be in addition to the late charge set forth in Paragraph 3.3.
21. SURRENDER OF PROPERTY.
     On or before the expiration of the Lease Term, Tenant shall vacate the Property and the

Building located thereon in broom clean condition and otherwise in the same condition as existed on the Commencement Date, ordinary wear and tear excepted, except that any improvements made within the Building by Tenant shall remain, in the same condition and repair as when constructed or installed, reasonable wear and tear excepted, unless Landlord gives Tenant at least thirty (30) days prior written notice, which, if any, of such improvements in the Building are to be removed. Landlord’s failure to timely give notice to Tenant to remove any such improvements shall not relieve Tenant of its obligation to remove any such improvements requested to be removed by Landlord. In addition, Tenant shall remove from the Property all Tenant’s personal property and trade fixtures in order that Landlord can repossess the Property and all the Building and improvements located thereon on the day this Lease expires or is sooner terminated. Any removal of the Tenant’s improvements, Tenant’s property and/or trade fixtures by Tenant shall be accomplished in a manner which will minimize any damage or injury to the Property, and any such damage or injury shall be repaired by Tenant at its sole cost and expense with thirty (30) days after Tenant vacates.
22. HOLDING OVER.
     Should Tenant hold over and remain in possession of the Property after the expiration of this Lease, without the written consent of Landlord, such possession shall be as a month-to-month tenant. Unless Landlord agrees otherwise in writing, Base Rent during the hold-over period shall be payable in an amount equal to one hundred thirty-five percent (135%) of the Base Rent paid for the last month of the Term hereof until Tenant vacates the Property. All other terms and conditions of this Lease shall continue in full force and effect during such hold-over tenancy, which hold-over tenancy shall be terminable by either party delivering at least one (1) month’s written notice, before the end of any monthly period. Such hold-over tenancy shall terminate effective as of the last day of the month following the month in which the termination notice is given.
23. SURRENDER OF LEASE.
     The voluntary or other surrender of this Lease by Tenant, or mutual cancellation thereof, shall not work a merger and may, at the option of Landlord, operate to terminate this Lease and/or all or any existing subleases or subtenancies or may operate as an assignment of any or all such subleases or subtenancies to Landlord.
24. NOTICE.
     All notices, demands or requests required or permitted under this Lease shall be in writing and delivered personally, or mailed postage prepaid by registered or certified mail, return receipt requested, or sent by Federal Express, addressed as set forth below. Any party may designate a different address by notice similarly given. Any notice, demand or request so given, delivered or made by United States mail shall be deemed to have been given or delivered or made on the third business day following the day on which the same is deposited in the United States mail as registered or certified mail, return receipt requested, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail as aforesaid, shall be deemed to be given, delivered or made on receipt of the same by the party to whom the same is to be given, delivered or made, addressed as follows:

TO LANDLORD:	One West Avenue
Larchmont, New York 10538
Attn: Stuart Lichter
Telephone (914) 834-2600
FAX (914) 834-2002

with a required copy to:	Fainsbert, Mase & Snyder, LLP
11835 West Olympic Blvd., Suite 1100
Los Angeles, California 90064
Attn: John A. Mase, Esq.
Telephone (310) 473-6400
FAX (310) 473-8702

TO TENANT:	TST/Impreso
652 Southwestern Blvd.
Coppell, Texas 75019
Attn: Marshall Sorokwasz, Esq.
Telephone (972) 462-0100, ext.1103
FAX (972) 462-7764

with a required copy to:	TST/Impreso
652 Southwestern Blvd.
Coppell, Texas 75019
Attn: Tammy Yahiel, Esq.
Telephone (972) 462-0100, ext.1117
FAX (972) 393-5692
25. ASSIGNMENT AND SUBLETTING.
     25.1 No Assignment. Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Property or Tenant’s leasehold estate hereunder (collectively, “Assignment) without Landlord’s prior written consent in each instance, which consent may not be unreasonably withheld by Landlord. Tenant shall be entitled to sublease less than the entire Property (“Sublease”) without requiring the consent of Landlord. Landlord’s consent to an Assignment shall not be deemed to have been unreasonably withheld if the proposed assignee intends to use the Property in a manner that would violate current zoning regulations or applicable laws or in a manner that would increase the use of, or the possibility of disturbance of, Hazardous Materials on the Property.
     25.2 No Relief of Obligations. Consent by Landlord to any Assignment or Sublease by Tenant shall not relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant of the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease. Any Assignment or Sublease that is not in compliance with this Paragraph 25 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease. The acceptance of Rent by Landlord from a proposed assignee or subtenant shall not constitute the consent by Landlord to such Assignment or Sublease. Each Transferee under an Assignment shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of Base Rent, additional rent and other charges, and for the performance of all other provisions of this Lease. Each Transferee under a Sublease, other than Landlord, shall be subject to this Lease.
26. ATTORNEY’S FEES.
      In the event of any legal or equitable action arising out of this Lease, the prevailing party shall be entitled to recover all reasonable fees, costs and expenses, together with reasonable attorney’s fees incurred in connection with such action. The fees, costs and expenses so recovered shall include those incurred in prosecuting or defending any appeal. The prevailing party shall also be entitled to reasonable attorney’s fees incurred to collect or enforce the judgment.
27. JUDGMENT COSTS.
      Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by or against Tenant, or by or against any person holding the Property by license of Tenant, or for foreclosure of any lien for labor or material furnished to or for Tenant, or any such person, or otherwise arising out of or resulting from any act or transaction of Tenant, or of any such person, Tenant covenants to pay to Landlord, the amount of any judgment rendered against Landlord or the Property or any part thereof, and all costs and expenses, including reasonable attorney’s fees incurred by Landlord in connection with such litigation.
28. BROKERS.
      Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the Property and this Lease, and that it knows of no real estate broker or agent who is or might be entitled to a commission in connection with this Lease other than John Van Buskirk, SIOR, NAI/CIR. Landlord shall only pay the real estate brokerage commission due to any real estate broker or agent entitled to a commission in connection with this Lease if claimed through the actions of Landlord and pursuant to a separate agreement. Tenant shall pay any other commission or finder’s fee due if claimed through the actions of Tenant.
29. SUBORDINATION OF LEASE.
      This Lease is subject and subordinate to any mortgages which may now or hereafter be placed upon or affect the property or Building of which the Premises are a part, and to all renewals, modifications, consolidations, replacements and extensions hereof, provided that the holder(s) of such mortgage(s) shall agree in writing not to disturb the possession of the Premises by Tenant or the rights of Tenant under this Lease so long as Tenant is not in material default (subject to applicable notice and cure rights in favor of Tenant as contained in this Lease) in the performance of its obligations thereunder and, in the event of foreclosure, Tenant agrees to look solely to the mortgagee’s interest in the Property for the payment and discharge of any obligations imposed upon the mortgagee or Landlord under this Lease. In the event that a Successor Landlord, as hereinafter defined, takes title to the Property, (i) Successor Landlord shall be bound to Tenant under all of the terms and conditions of this Lease, (ii) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under this Lease, and (iii) this Lease shall continue in full force and effect, in accordance with its terms, as a direct lease between Successor Landlord and Tenant. This clause shall be self-operative, and no further instrument or subordination shall be necessary unless requested by a mortgagee or the insuring title company, in which event Tenant shall sign, within five (5) business days after requested, such instruments and/or documents as the mortgagee and/or insuring title company reasonably request be signed (“SNDA”). In the event Tenant fails to execute an SNDA or an estoppel certificate as provided herein, Tenant hereby constitutes and appoints Landlord as its attorney-in-fact, with full power of substitution, to sign, execute, certify, acknowledge, deliver or record, where required or appropriate, in the name, place and stead of Tenant, all such SNDAs and estoppel certificates for and on behalf of Tenant as may be required.
30. ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS.
     30.1 Estoppel Certificate. Tenant shall, at any time and from time to time, upon not less than ten (10) days’ prior request by Landlord, execute, acknowledge and deliver to Landlord, or to such other persons who may be designated in such request, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and, if so, the dates to which the rent and any other charges have been paid in advance, and such other items requested by Landlord, including without limitation, the lease commencement date and expiration date, rent amounts, and that no offsets or counterclaims are present. It is intended that any such statement delivered pursuant to this Paragraph may be relied upon by any prospective purchaser or encumbrancer (including assignee) of the Property.
     30.2 Financial Statements. If Landlord desires to finance, refinance, or sell the Property, or any part thereof, Tenant shall deliver to Landlord, or to such potential lender or purchaser designated by Landlord, such financial information regarding Tenant, as may reasonably be required to establish Tenants’ creditworthiness. All financial information provided by Tenant to Landlord or any lender or potential purchaser shall be held by the recipient in strict confidence and may not be used or disclosed by the recipient except for the purpose of determining Tenants’ creditworthiness in connection with Tenants’ obligations under this Lease.
31. SHORT FORM OF LEASE.
      Tenant agrees to execute, deliver and acknowledge, at the request of Landlord, a short form of this Lease satisfactory to counsel for Landlord, and Landlord may in its sole discretion record this Lease or such short form in the County where the Property is located. Tenant shall not record this Lease, or a short form of this Lease, without Landlord’s prior written consent, which shall not be unreasonably withheld. In the event of any conflict between the terms of this Lease and any short form of this Lease, the terms of this Lease shall prevail.
32. SIGNS.
      Tenant may install signs on the exterior of the Property and at the entrance to the Property, provided, however, that Tenant’s signs shall comply with any applicable laws and regulations affecting the Property. Tenant shall maintain any such signs installed on the Property.
33. GENERAL PROVISIONS.
      33.1 Governing Law. This Lease shall be governed by the laws of the Commonwealth of Pennsylvania and the parties hereto agree that venue shall be proper in any state or federal court located within the state.
      33.2 Waiver. The waiver by Landlord of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The acceptance of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, condition or covenant of this Lease.
      33.3 Remedies Cumulative. It is understood and agreed that the remedies herein give to Landlord shall be cumulative, and the exercise of any one remedy of Landlord shall not be to the exclusion of any other remedy.
      33.4 Successors and Assigns. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto; if Landlord or Tenant is comprised of multiple parties, each of such parties hereto shall be jointly and severally liable hereunder.
      33.5 Entire Agreement. This Lease, the exhibits herein referred to, and any addendum executed concurrently herewith, are the final, complete and exclusive agreement between the parties and cover in full each and every agreement of every kind or nature, whatsoever, concerning the Property and all preliminary negotiations and agreements of whatsoever kind or nature, are merged herein. Landlord has made no representations or promises whatsoever with respect to the Property, except those contained herein, and no other person, firm, partnership or corporation has at any time had any authority from Landlord to make any representations or promises on behalf of Landlord, and Tenant expressly agrees that if any such representations or promises have been made by others, Tenant hereby waives all right to rely thereon. No verbal agreement or implied covenant shall be held to vary the provisions hereof, any statute, law or custom to the contrary notwithstanding. Unless otherwise provided herein, no supplement, modification, or amendment of this Lease shall be binding unless executed in writing by the parties.

      33.6 Captions. The captions of paragraphs of this Lease are for convenience only, and do not in any way limit or amplify the terms and provisions of this Lease.
      33.7 Partial Invalidity. If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
      33.8 Authority. The person(s) executing this Lease warrants that he or she has the authority to execute this Lease and has obtained or has the requisite corporate or other authority to do the same.
      33.9 Approvals. Any consent or approval required hereunder shall not be unreasonably withheld, conditioned or delayed by the party from whom such consent or approval is requested unless this Lease expressly provides otherwise.
      33.10 Counterparts. This Lease may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
      33.11 Joint and Several Obligations. The obligations of the persons signing as Tenant under this Lease shall be joint and several in all respects.
34. OPTION TO PURCHASE PROPERTY.
      34.1 Exercise. At any time during either the fifty-fifth (55th) month through the sixtieth (60th) month (“First Exercise Period”), or during the one hundred fifteenth (115th) month through the one hundred twentieth (120th) month (“Second Exercise Period”) (either, an “Exercise Period”) of the Lease Term, Tenant shall have the right to exercise an option to purchase the Property and any related personal property located on the Property (“Purchase Option”), for an amount equal to $8,039,000.00. Tenant’s purchase of the Property shall be upon and subject to the terms as set forth in this Paragraph 34 and subject to such other reasonable terms agreed to between Landlord and Tenant. The Purchase Option shall be exercised by Tenant, if at all, in the following manner: (i) Tenant shall not be in default under the Lease on the delivery date of the Purchase Option Notice (as defined below), and (ii) Tenant shall deliver to Landlord: (a) written notice (“Purchase Option Notice“) to Landlord no later than the last day of the Exercise Period stating that Tenant desires to exercise the Purchase Option, and (b) the deposit in the amount of Twenty Five Thousand and no/100 Dollars ($25,000) (“Deposit”), which Landlord shall place into escrow with an Escrow Holder (defined in Paragraph 34.2.1 below). Thereafter, Tenant, as Buyer, and Landlord, as Seller, shall enter into a purchase and sale agreement on a standard form, which shall be reasonably based on the terms of purchase and sale set forth in this Paragraph 34. Buyer shall provide Seller with no less than thirty (30) days’ notice of the contemplated close of escrow (the “Closing”), and with respect to the first Purchase Option, such Closing shall occur during the sixty-first (61st) through sixty-sixth (66th) months of the Lease Term; with respect to the second Purchase Option, the Closing shall occur no later than during the one hundred twenty-first (121st) through the one hundred twenty-sixth (126th) months of the Lease Term. Until the sale of the Property closes, this Lease shall remain in full force and effect according to the terms hereof. Tenant’s failure to deliver the Purchase Option Notice on or before the last day of the First Exercise Period or Second Exercise Period, as applicable, shall be deemed to constitute Tenant’s election not to exercise the Purchase Option.
     34.2 Purchase of the Property.
             34.2.1 The purchase price shall be $8,039,000. If Tenant exercises the Purchase Option in the First Exercise Period, Tenant shall have elected to purchase the entire Property and Tenant shall be entitled to a purchase price reduction of $200,000 if such Closing occurs before expiration of the sixty-sixth (66th) month of the Lease Term. If Tenant exercises the Purchase Option in the Second Exercise Period, the Seller shall sell and the Buyer shall purchase the Property excluding approximately one and one-half acres of land with frontage on Wayne Avenue as mutually agreed upon by Landlord and Tenant which shall be retained by Landlord (the “Retained Land”), provided, however, Landlord shall not be entitled to select any portion of the land where the existing parking lot is currently located as the Retained Land unless Landlord reasonably agrees to construct a replacement parking lot for Tenant reasonably acceptable to Tenant and the replacement parking lot is completed before the construction on the Retained Land. Seller shall not be allowed primary access for ingress and egress over the balance of the Property purchased by Buyer for the benefit of the Retained Land. Buyer and Seller shall, however, be allowed to create any easements required by city regulations or requirements in subdividing the Property to allow the other party secondary access over such other party’s land for fire trucks or other purposes. Upon the mutual execution of a purchase and sale agreement, which Landlord shall deliver to Buyer promptly upon receipt of Tenant’s Purchase Option Notice, escrow shall be opened upon the mutual execution and delivery to escrow of the purchase and sale agreement. Escrow will be opened and title shall be ordered with First American Title Company, Los Angeles, as title company and escrow holder (“Escrow Holder”). The Deposit shall be held by Escrow Holder in an interest-bearing account insured by the federal government in an institution as directed by Landlord. If the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit plus all interest accrued thereon shall be paid to Seller and credited against the Purchase Price. If the purchase and sale of the Property is not consummated because of any reason except for a default under this Agreement on the part of Seller, then the Deposit plus all interest accrued thereon shall be immediately refunded to Seller. If the purchase and sale of the Property is not consummated because of a default by Seller under the purchase and sale agreement, then the Deposit plus all interest accrued thereon shall be paid to and retained by Buyer. Buyer shall deposit the balance of the Purchase Price in cash with Escrow Holder before Close of Escrow in accordance with the requirements of the Escrow Holder. Seller and Buyer shall negotiate in good faith to execute a purchase and sale agreement within a timely manner, as time is of the essence, on the terms and conditions set forth herein.
             34.2.2 Title to the Property will be conveyed to Buyer by special warranty deed on close of escrow subject to matters of title approved by Buyer. Title shall be conveyed subject to no monetary liens except for the payment of non-delinquent real property taxes. Title insurance shall be provided by First American Title Company, Los Angeles. Seller shall pay the premium for the title policy of a standard coverage owner’s policy, and Buyer shall pay any additional title insurance costs associated with Buyer obtaining an ALTA or other extended coverage owner’s policy (including an updated ALTA survey of the Property, any lender’s policy of title insurance, and the cost of any title endorsements that Seller elects to obtain).
             34.2.3 All other closing costs, transfer taxes, title insurance policy costs, recording fees and the like shall be shared equally by Buyer and Seller.
             34.2.4 Buyer shall have twenty-one (21) days following receipt of a preliminary title report and underlying documents (including, to the extent easily obtainable, any easement plot plans) (“Contingency Date”) to approve the condition of title for the Property. If Buyer notifies Seller in writing by the Contingency Date that one or more items are disapproved, Seller will have the right to (i) cure any unacceptable item prior to the Closing, or (ii) elect to immediately terminate the escrow and the purchase and sale agreement. If Seller is unable or unwilling to cure any disapproved exception to title or if escrow is terminated as provided in this paragraph, then Buyer shall have the right to terminate the purchase and sale agreement and any Deposit made by Buyer as of that date, less Buyer’s escrow costs, will be returned to Buyer, provided Buyer is not in default under the Lease Agreement. Alternatively, Buyer may elect to waive the objection to title and proceed to closing. Buyer shall have up to thirty days (30) days following the Contingency Date (the “Financing Contingency Date”) to obtain financing for the Property in an amount not to exceed 85% of the purchase price (“Financing Contingency”). Buyer shall give written notice to Seller before expiration of the Financing Contingency Date if Buyer has failed to satisfy the Financing Contingency. Buyer’s failure to timely give notice to Seller of Buyer’s failure to satisfy the Financing Contingency shall be deemed Buyer’s satisfaction or waiver the Financing Contingency and the purchase and sale transaction shall proceed towards Closing.
             34.2.5 Buyer is purchasing property “AS IS” and will have until the Contingency Date to investigate and approve or disapprove the Property for Buyer’s intended use, which investigation will include, but not be limited to economic feasibility, zoning, building condition, availability of utilities, permits, soils, geology and environmental conditions, certificate of occupancy or final inspection card, a copy of Seller’s current title insurance policy, and other governmental approvals and reports (“Contingent Items”). The investigation of the Property will be conducted at Buyer’s sole expense. Buyer may request prior to Buyer’s exercise of the Purchase Option but Seller shall not be obligated to provide to Buyer until after Seller’s receipt of Buyer’s Purchase Option Notice, and to the extent in Seller’s possession, the following: one (1) set of copies of documents relating to the Property, including any maintenance records, prior soils and engineering reports, Certificate of Occupancy, final inspection card, and property improvement plans to the extent any such documents are in Seller’s possession. If Seller delivers any such reports or Property information, it shall be without any representation or warranty by Seller as to accuracy or completeness. Buyer shall indemnify Seller and its contractors agents from and against all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred, suffered by, or claimed against the Seller, etc. or any of them, by reason of any reliance on any information contained in the reports delivered to Buyer prior to the Effective Date, damage to the Property or injury to persons caused by Buyer and/or its agents, representatives or consultants in investigating the Property.

The foregoing provisions shall survive the Closing or any termination of the purchase and sale agreement.
          34.2.6 The parties shall represent and warrant that neither party has incurred any obligations for each real estate broker’s commissions, finder’s fees or any similar fees in connection with the transaction contemplated by the sale of the Property except for a commission, if any, due pursuant to a separate commission agreement. If any person asserts a claim for commission or finder’s fee based upon any contact or dealings with Buyer or Seller, the party through whom that person makes his claim will indemnify, hold harmless and defend that other party from such claim and all expenses, including reasonable attorneys’ fees, incurred by the other party in defending the claim.
35. Option to Extend. Landlord hereby grants to Tenant one option to extend the Lease Term for the Premises for an additional seven (7) years, upon each and all of the terms and conditions of this Lease as amended below; provided, however, that Tenant shall not be in default of this Lease on the date of exercise of the option, as extended. Tenant shall provide Landlord with written notice on or prior to nine (9) months before expiration of the then-current Lease Term of the exercise of the option to extend this Lease for such additional term, time being of the essence. If notice of exercise of the option is not timely given, this option shall automatically expire. The rent for the extended Lease Term shall consist of Base Rent for the Premises for the extended Lease Term in the amount of $78,366.67 per month for the 157th through 180th months, inclusive, of the extended Lease Term, inclusive, and $84,920.83 for the 181st through 240th months, inclusive, of the extended Lease Term, the Tenant’s Share of Project Expenses under Paragraph 5, and any other charges under this Lease.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement in duplicate as of the day and year first above written.
LANDLORD:
CHAMBERSBURG BUSINESS PARK, LP,
a Delaware limited partnership

By:	S. L. Chambersburg, Inc.
a Delaware corporation, its general partner

By:

Stuart Lichter, President
TENANT:
TST/IMPRESO INC.,
a Delaware corporation

By:

Its:

EXHIBIT “A”
SITE PLAN

EXHIBIT “B”
WORK LETTER
for
INITIAL IMPROVEMENTS OF THE PREMISES
     This Work Letter sets forth the terms and conditions agreed to by Landlord and Tenant relating to improvement work consisting of the Asbestos Abatement and the Landlord Improvements (collectively, “Initial Improvements”) at the Property, as described below and in the Lease, to which this Work Letter is attached. This Work Letter is hereby incorporated into the Lease by reference and all obligations of the parties hereunder shall be obligations of the parties under the Lease. It is intended that the work will be constructed to meet the specifications and criteria developed and approved by Landlord, and performed by Tenant’s designated contractors, as described below.
     1. Defined Terms. Capitalized terms used in this work letter and not defined shall have the meanings given to such terms in the Lease.
     2. Contract Approval. Tenant shall be entitled to approve all contracts on all repairs in this work letter, including, without limitation, the Contract for Roof Repairs attached to the Lease as Exhibit B-1 and the Air Systems Contract attached to the Lease as Exhibit B-2, whose approval shall not be unreasonably withheld or delayed. All contracts shall conform to the most recent specifications submitted to Tenant. Tenant’s failure to approve such contracts within five days after the date of this Lease shall be deemed approval thereof.
3.	Asbestos Abatement. Landlord shall retain contractors to perform certain asbestos remediation or abatement work to the Property described below (“Asbestos Abatement”), at Landlord’s sole cost and expense, which shall be performed in accordance with all applicable Hazardous Materials Laws. Landlord shall remove all asbestos material from the Premises, including, but not limited to, the following:
A.	Remove any asbestos-containing materials located in the roof that will be repaired/replaced in accordance with Paragraph 3 of this Exhibit “B”.

B.	Remove any asbestos floor tiles in the offices.

C.	Remove asbestos from the boiler room.
     3. Landlord Improvements. Landlord shall construct certain improvements to the Premises, at Landlord’s sole cost and expense, as more fully described below (the “Landlord Improvements”). The Landlord Improvements shall consist of the following work:

1.	Replace the roof membrane over the Premises (the actual roofing materials exclusive of the roofing structure and plywood), excluding approximately 30,000 square feet which was recently re-roofed.

2.	Replace the current heating system and install air-rotation units. The cost of this work shall not exceed $230,000.00.
     4.    As-Is. Except as specifically set forth herein, Tenant accepts the Property in its present “As-Is”, “Where-Is” and “With-All-Faults” condition.
     5.    Initial Improvements to be Performed by Landlord. With respect to the Initial Improvements to be performed by Landlord, Landlord will make reasonable efforts to minimize the inconvenience and disturbance caused thereby, but shall not be liable or responsible for business interruption or damage to the Property that results from Landlord’s work to the Building.
     5.    Additional Allowance. Landlord shall provide Tenant with an additional allowance of $25,000 to refurbish the office portion of the Premises. If the total cost of the Landlord Improvements is less than $1,539,000, Landlord shall provide Tenant with a further allowance to be used for office refurbishment to the extent the total cost of the Landlord Improvements is less than $1,539,000, but no more than an additional $25,000, for a total additional allowance of $50,000 under this Paragraph 5.

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